UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 24, 2014 (July 18, 2014)

MYOS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-36533	90-0772394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106

Cedar Knolls, New Jersey 07927

(Address of Principal Executive Offices)

(973) 509-0444

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2014, MYOS Corporation (the “Company") entered into the First Amended and Restated Exclusive Supply Agreement (the “Agreement”) with Deutsches Institut fur Lebensmitteltechnik e.V. - the German Institute for Food Technologies (“DIL”). Pursuant to the Agreement, DIL will manufacture and supply the Company on a monthly basis with FortetropinTM, the active ingredient for its products, and the Company will purchase minimum quantities of FortetropinTM through 2016 at fixed prices. DIL will manufacture the formula exclusively for the Company and may not manufacture the formula for other entities. In addition, DIL agreed to assign its United States patent application for the manufacture of the formula to the Company. For a period of seven years from the expiration of the Agreement, the Company will pay DIL a low single-digit royalty payment for each kilogram of FortetropinTM produced by the Company, subject to certain minimum and maximum amounts. DIL also granted the Company a right of first refusal to license and/or acquire the European patent it owns for the manufacture of the formula. The Agreement expires on December 31, 2016, and may be renewed for additional one-year periods unless terminated by either party by giving ninety days notice before the expiration of the current term.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1^	First Amended and Restated Exclusive Supply Agreement between the Company and Deutsches Institut fur Lebensmitteltechnik e.V. - the German Institute for Food Technologies, dated July 18, 2014*

^ Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

* Certain exhibits and schedules to this exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2014

MYOS CORPORATION

By:	/s/ Peter Levy
Name: Peter Levy
Title: President